EXHIBIT 10.1
WELLS FARGO CAPITAL FINANCE
CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT (the "Agreement") is dated November 11, 2010, and is entered into between Emcore Corporation, a New Jersey corporation ("Company"), and Wells Fargo Bank, National Association (as more fully defined in Exhibit A, "Wells Fargo"), acting through its Wells Fargo Capital Finance operating division.

RECITALS

Company has asked Wells Fargo to provide it with a $35,000,000.00 revolving line of credit (the "Line of Credit") for working capital purposes and to facilitate the issuance of standby letters of credit.  Wells Fargo is agreeable to meeting Company's request, provided that Company agrees to the terms and conditions of this Agreement.

For purposes of this Agreement, capitalized terms not otherwise defined in the Agreement shall have the meaning given them in Exhibit A.

1.	AMOUNT AND TERMS OF THE LINE OF CREDIT

1.1.	Line of Credit; Limitations on Borrowings; Termination Date; Use of Proceeds.

(a)
Line of Credit and Limitations on Borrowing.  Wells Fargo shall make Advances to Company under the Line of Credit that, together with the L/C Amount, shall not at any time exceed in the aggregate the lesser of (i) $35,000,000.00 (the "Maximum Line Amount"), or (ii) the Borrowing Base limitations described in Section 1.2.  Within these limits, Company may periodically borrow, prepay in whole or in part, and reborrow.  Wells Fargo has no obligation to make an Advance during a Default Period or at any time Wells Fargo believes that an Advance would result in an Event of Default.

(b)
Maturity and Termination Dates.  Company may request Advances from the date that the conditions set forth in Section 3 are satisfied until the earlier of: (i) November 11, 2013 (the "Maturity Date"), (ii) the date Company terminates the Line of Credit, or (iii) the date Wells Fargo terminates the Line of Credit following an Event of Default. (The earliest of these dates is the "Termination Date.")

(c)
Use of Line of Credit Proceeds.  Company shall use the proceeds of each Advance and each Letter of Credit for ordinary working capital and general corporate purposes, including but not limited to standby letters of credit, capital expenditures to increase production capacity and capital contributions to Subsidiaries, as allowed pursuant to the terms of this Agreement.

(d)
Revolving Note.  Company's obligation to repay Line of Credit Advances, regardless of how initiated under Section 1.3, shall be evidenced by a revolving promissory note (as renewed, amended, substituted or replaced from time to time, the "Revolving Note").

1.2.	Borrowing Base; Mandatory Prepayment.

(a)	Borrowing Base. The borrowing base (the "Borrowing Base") is an amount equal to:

(i)
85% or such lesser percentage of Eligible Accounts as Wells Fargo in its sole discretion may deem appropriate; provided, that the percentage shall be 85% so long as the dilution of the Accounts is 5% or less, plus

(ii)
85% or such lesser percentage of Eligible Foreign Accounts (which are not more than 120 days past invoice date) as Wells Fargo in its sole discretion may deem appropriate, provided, that the percentage shall be 85% so long as the dilution of the Accounts is 5% or less or $10,000,000.00, whichever is less, plus

(iii)
85% or such lesser percentage of the Net Orderly Liquidation Value of Eligible Inventory (consisting of finished goods or raw materials) as Wells Fargo in its sole discretion may deem appropriate, or $10,000,000.00, whichever is less, less

(iv)	the Borrowing Base Reserve, less

(v)	Indebtedness (including amounts outstanding under letters of credit) that Company owes Wells Fargo that has not been advanced on the Revolving Note, less

(vi)
Indebtedness that is not otherwise described in Section 1, including Indebtedness that Wells Fargo in its sole discretion finds on the date of determination to be equal to Wells Fargo's net credit exposure with respect to any rate hedge agreement, derivative, foreign exchange, deposit, treasury management or similar transaction or arrangement extended to Company by Wells Fargo and any Indebtedness owed by Company to Wells Fargo Merchant Services, L.L.C.

(b)
Notice of Change in Borrowing Base.  Prior to reducing the percentages referenced in Sections 1.2(a)(i), (ii) or (iii), Wells Fargo shall provide Company five (5) Business Days written notice which shall include the revised percentages and a calculation of the amount, if any, by which the Credit Advances evidenced by the Revolving Note plus the L/C Amount exceed the Borrowing Base or the Maximum Line Amount.

(c)
Mandatory Prepayment; Overadvances.  If unreimbursed Line of Credit Advances evidenced by the Revolving Note plus the L/C Amount exceed the Borrowing Base or the Maximum Line Amount at any time, then Company shall promptly prepay the Revolving Note in an amount sufficient to eliminate the excess, and if payment in full of the Revolving Note is insufficient to eliminate this excess required to be prepaid under this Section 1.2(b) and the L/C Amount continues to exceed the Borrowing Base, then Company shall deliver cash to Wells Fargo in an amount equal to the remaining excess for deposit to the Special Account, unless in each case, Wells Fargo has delivered to Company an Authenticated Record consenting to the Overadvance prior to its occurrence, in which event the Overadvance shall be temporarily permitted on such terms and conditions as Wells Fargo in its sole discretion may deem appropriate, including the payment of additional fees or interest, or both.

1.3.	Procedures for Line of Credit Advances.

(a)
Advances Credited to Operating Account.  All Advances (also called "Floating Rate Advances") shall be credited to Company's demand deposit account maintained with Wells Fargo (the "Operating Account"), unless the parties agree in an Authenticated Record to disburse to another account.

(b)
Advances upon Company's Request.  Company may request one or more Advances on any Business Day.  No request for an Advance will be deemed received until Wells Fargo acknowledges receipt, and Company, if requested by Wells Fargo, confirms the request in an Authenticated Record.  Company shall repay all Advances, even if the Person requesting the Advance on behalf of Company lacked authorization.

(c)
Advances through Loan Manager.  If Wells Fargo has separately agreed that Company may use the Wells Fargo Loan Manager service ("Loan Manager"), Line of Credit Advances will be initiated by Wells Fargo and credited to the Operating Account as Floating Rate Advances as of the end of each Business Day in an amount sufficient to maintain an agreed upon ledger balance in the Operating Account, subject only to Line of Credit availability as provided in Section 1.1(a).  If Wells Fargo terminates Company's access to Loan Manager, Company may continue to request Line of Credit Advances as provided in Section 1.3(b).  Wells Fargo shall have no obligation to make an Advance through Loan Manager during a Default Period, or in an amount in excess of Line of Credit availability, and may terminate Loan Manager at any time in its sole discretion.

(d)
Protective Advances; Advances to Pay Indebtedness Due.  Wells Fargo may initiate a Floating Rate Advance on the Line of Credit in its sole discretion for any reason at any time, without Company's compliance with any of the conditions of this Agreement, and (i) disburse the proceeds directly to third Persons in order to protect Wells Fargo's interest in Collateral or to perform any of Company's obligations under this Agreement, or (ii) upon five (5) days prior written notice to the Company, apply the proceeds to the amount of any Indebtedness then due and payable to Wells Fargo.

1.4.
Floating Rate Advances.  Company may request an Advance at the Floating Rate no later than 11:59 a.m. Phoenix, Arizona Time on the Business Day on which Company wants the Floating Rate Advance to be funded.

1.5.	[Reserved]

1.6.	Collection of Accounts and Application to Revolving Note.

(a)
The Collection Account. Company has granted a security interest to Wells Fargo in the Collateral, including without limitation, all Accounts. Except as otherwise agreed by both parties in an Authenticated Record, all Proceeds of Accounts and other Collateral, upon receipt or collection, shall be deposited each Business Day into the Collection Account. Funds so deposited ("Account Funds") are the property of Wells Fargo, and may only be withdrawn from the Collection Account by Wells Fargo.

(b)
Payment of Accounts by Company's Account Debtors.  Upon the occurrence of an Event of Default or Default Period, at the direction of Wells Fargo, to be given in Wells Fargo's sole discretion, Company shall instruct all account debtors to make payments either directly to the Lockbox for deposit by Wells Fargo directly to the Collection Account, or instruct them to deliver such payments to Wells Fargo by wire transfer, ACH, or other means as Wells Fargo may direct for deposit to the Collection Account or for direct application to the Line of Credit.  If Company receives a payment or the Proceeds of Collateral directly, Company will promptly deposit the payment or Proceeds into the Collection Account. Until deposited, it will hold all such payments and Proceeds in trust for Wells Fargo without commingling with other funds or property.  All deposits held in the Collection Account shall constitute Proceeds of Collateral and shall not constitute the payment of Indebtedness.

(c)
Application of Payments to Revolving Note.  Wells Fargo will withdraw Account Funds deposited to the Collection Account and pay down borrowings on the Line of Credit by applying them to the Revolving Note on the first Business Day following the Business Day of deposit to the Collection Account, or, if payments are received by Wells Fargo that are not first deposited to the Collection Account pursuant to any treasury management service provided to Company by Wells Fargo, such payments shall be applied to the Revolving Note as provided in the Master Agreement for Treasury Management Services and the relevant service description.

1.7.	Interest and Interest Related Matters.

(a)
Interest Rates Applicable to Line of Credit.  Except as otherwise provided in this Agreement, the unpaid principal amount of each Line of Credit Advance evidenced by the Revolving Note shall accrue interest at an annual interest rate calculated as follows:

Floating Rate Pricing

The "Floating Rate" for Line of Credit Advances = An interest rate equal to the sum of (i) Daily Three Month LIBOR, which interest rate shall change whenever Daily Three Month LIBOR changes, plus (ii) three percent (3.0%), provided however, if but only if (i) there is not a then existing Event of Default or Default Period, and (ii) the Company either (x) achieves a Net Income of not less than $2,500,000.00 in any fiscal year, or (y) achieves an EBITDA of not less that $10,000,000.00 in any fiscal year, then effective on the first day of the first month following Wells Fargo’s receipt of the Company’s audited financial statements complying with Section 5.1(a) below which indicate such achievement, the Floating Rate shall be reduced to an interest rate equal to the sum of (i) Daily Three Month LIBOR, which interest rate shall change whenever the Daily Three Month LIBOR changes, plus (ii) two and one-half percent (2.5%).

(b)	[Reserved]

(c)
Default Interest Rate.  Commencing on the day an Event of Default occurs, through and including the date identified by Wells Fargo in a Record as the date that the Event of Default has been cured or waived (each such period a "Default Period"), or during a time period specified in Section 1.10, or at any time following the Termination Date, in Wells Fargo's sole discretion and without waiving any of its other rights or remedies, the principal amount of the Revolving Note shall bear interest at a rate that is two percent (2.0%) above the contractual rate set forth in Section 1.7(a) (the "Default Rate"), or any lesser rate that Wells Fargo may deem appropriate, starting on the first day of the month in which the Default Period begins through the last day of that Default Period, or any shorter time period to which Wells Fargo may agree in an Authenticated Record.

(d)
Interest Accrual on Payments Applied to Revolving Note.  Payments received by Wells Fargo shall be applied to the Revolving Note as provided in Section 1.6(c), but the principal amount paid down shall continue to accrue interest through the end of the first Business Day following the Business Day that the payment was applied to the Revolving Note.

(e)
Usury.  No interest rate shall be effective which would result in a rate greater than the highest rate permitted by law.  Payments in the nature of interest and other charges made under any Loan Documents or any other document or agreement described in or related to this Agreement that are later determined to be in excess of the limits imposed by applicable usury law will be deemed to be a payment of principal, and the Indebtedness shall be reduced by that amount so that such payments will not be deemed usurious.

1.8.	Fees.

(a)	Origination Fee. Company shall pay Wells Fargo a one time origination fee of $175,000.00, which shall be fully earned and payable upon the execution of this Agreement.

(b)
Unused Line Fee.  Company shall pay Wells Fargo an annual unused line fee of 0.375% of the daily average of the Maximum Line Amount reduced by outstanding Advances and the L/C Amount (the "Unused Amount"), from the date of this Agreement to and including the Termination Date, which unused line fee shall be payable monthly in arrears on the first day of each month and on the Termination Date.

(c)	[Reserved].

(d)
Collateral Exam Fees.  Company shall pay Wells Fargo fees in connection with any collateral exams, audits or inspections conducted by or on behalf of Wells Fargo at the current rates established from time to time by Wells Fargo as its collateral exam fees (which fees are currently $125.00 per hour per collateral examiner), together with all actual out-of-pocket costs and expenses incurred in conducting any collateral examination or inspection.

(e)	[Reserved].

(f)
Line of Credit Termination and/or Reduction Fees.  If (i) Wells Fargo terminates the Line of Credit during a Default Period, or if (ii) Company terminates the Line of Credit on a date prior to the Maturity Date, or if (iii) Company and Wells Fargo agree to reduce the Maximum Line Amount, then Company shall pay Wells Fargo as liquidated damages a termination or reduction fee in an amount equal to a percentage of the Maximum Line Amount (or the reduction of the Maximum Line Amount, as the case may be) calculated as follows: (A) three percent (3.0%) if the termination or reduction occurs on or before the first anniversary of the first Line of Credit Advance; and (B) one percent (1.0%) if the termination or reduction occurs after the first anniversary of the first Line of Credit Advance.

(g)
Overadvance Fees.  Company shall pay a $500.00 ($1,000.00 during the Existence of a Default Period) Overadvance fee for each day that an Overadvance exists which was not agreed to by Wells Fargo in an Authenticated Record prior to its occurrence; provided that Wells Fargo's acceptance of the payment of such fees shall not constitute either consent to the Overadvance or waiver of the resulting Event of Default and further provided, that no such fee shall apply until after the notice period set forth in Section 1.2(b), if applicable.  Company shall pay additional Overadvance fees and interest in such amounts and on such terms as Wells Fargo in its sole discretion may consider appropriate for any Overadvance to which Wells Fargo has specifically consented in an Authenticated Record prior to its occurrence.

(h)
Treasury Management Fees.  Company will pay service fees to Wells Fargo for treasury management services provided pursuant to the Master Agreement for Treasury Management Services or any other agreement entered into by the parties, in the amount prescribed in Wells Fargo's current service fee schedule.

(i)
Letter of Credit Fees.  Company shall pay a fee with respect to each Letter of Credit issued by Wells Fargo of three percent (3.0%) of the aggregate undrawn amount of the Letter of Credit (the "Aggregate Face Amount") accruing daily from and including the date the Letter of Credit is issued until the date that it either expires or is returned, which shall be payable monthly in arrears on the first day of each month and on the date that the Letter of Credit either expires or is returned; and following an Event of Default, this fee shall increase to five percent (5.0%) of the Aggregate Face Amount, commencing on the first day of the month in which the Default Period begins and continuing through the last day of such Default Period, or any shorter time period that Wells Fargo in its sole discretion may deem appropriate, without waiving any of its other rights and remedies.

(j)
Letter of Credit Administrative Fees.  Company shall pay all administrative fees, as detailed in Exhibit A-3, charged by Wells Fargo in connection with the honoring of drafts under any Letter of Credit, and any amendments to or transfers of any Letter of Credit, and any other activity with respect to the Letters of Credit at the current rates published by Wells Fargo for such services rendered on behalf of its customers generally.

(k)	[Intentionally Deleted]

(l)
Termination and Prepayment Fees Following Transfer Between Wells Fargo Operating Divisions.  If the Loan Documents, following Company's request and the consent of Wells Fargo Capital Finance (which consent may be withheld by Wells Fargo Capital Finance in its sole discretion), are transferred to an operating division of Wells Fargo other than Wells Fargo Capital Finance or the Loan is repaid by proceeds from a new loan from such a division, on or after the second anniversary of the first Line of Credit Advance the transfer will not be deemed a termination or prepayment resulting in the payment of termination and/or prepayment fees, provided that Company agrees, at the time of transfer, to the payment of comparable fees in an amount not less than that set forth in this Agreement, in the event that any facilities extended under this Agreement are terminated early or prepaid after transfer.

1.9.	Interest Accrual; Principal and Interest Payments; Computation.

(a)
Interest Payments and Interest Accrual.  Accrued and unpaid interest under the Revolving Note on Floating Rate Advances shall be due and payable on the first day of each month (each an "Interest Payment Date") and on the Termination Date, and shall be paid in the manner provided in Section 1.6(c).  Interest shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of Advance to the Interest Payment Date.

(b)
Payment of Revolving Note Principal.  The principal amount of the Revolving Note shall be paid from time to time as provided in this Agreement, and shall be fully due and payable on the Termination Date.

(c)
Payments Due on Non-Business Days.  If an Interest Payment Date or the Termination Date falls on a day which is not a Business Day, payment shall be made on the next Business Day, and interest shall continue to accrue during that time period.

(d)
Computation of Interest and Fees.  Interest accruing on the unpaid principal amount of the Revolving Note and fees payable under this Agreement shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(e)
Liability Records.  Wells Fargo shall maintain accounting and bookkeeping records of all Advances and payments under the Line of Credit and all other Indebtedness due to Wells Fargo in such form and content as Wells Fargo in its sole discretion deems appropriate.  Wells Fargo's calculation of current Indebtedness shall be presumed correct unless proven otherwise by Company.  Upon Wells Fargo's request, Company will admit and certify in a Record the exact principal balance of the Indebtedness that Company then believes to be outstanding.  Any billing statement or accounting provided by Wells Fargo shall be conclusive and binding unless Company notifies Wells Fargo in a detailed Record of its intention to dispute the billing statement or accounting within 30 days of receipt.

1.10.	Termination, Reduction or Non-Renewal of Line of Credit by Company; Notice.

(a)
Termination by Company after Advance Notice.  Company may terminate or reduce the Line of Credit at any time prior to the Maturity Date, if it (i) delivers an Authenticated Record notifying Wells Fargo of its intentions at least 90 days prior to the proposed Termination Date, (ii) pays Wells Fargo the termination fee set forth in Section 1.8(f), and (iii) pays the Indebtedness in full or down to the reduced Maximum Line Amount.  Any reduction in the Maximum Line Amount shall be in multiples of $1,000,000.00, with a minimum reduction of at least $1,000,000.00.

(b)
Termination by Company without Advance Notice.  If Company fails to deliver Wells Fargo timely notice of its intention to terminate the Line of Credit or reduce the Maximum Line Amount as provided in Section 1.10(a), Company may nevertheless terminate the Line of Credit or reduce the Maximum Line Amount and pay the Indebtedness in full or down to the reduced Maximum Line Amount if it pays the termination fee set forth in Section 1.8(f).

(c)
Renewal by Company; Notice.  If Company wishes Wells Fargo to consider renewal of the Line of Credit on the next Maturity Date, Company shall deliver an Authenticated Record to Wells Fargo at least 90 days prior to the Maturity Date notifying Wells Fargo of its intention to renew. If Company fails to deliver to Wells Fargo such timely notice, then no renewal shall be implied.

1.11.	Letters of Credit

(a)
Issuance of Letters of Credit; Amount.  Wells Fargo, subject to the terms and conditions of this Agreement, shall issue, on or after the date that Wells Fargo is obligated to make its first Advance under this Agreement and prior to the Termination Date, one or more irrevocable standby letters of credit (each, a "Letter of Credit", and collectively, "Letters of Credit") for Company's account.  Wells Fargo will not issue any Letter of Credit if the face amount of the Letter of Credit would exceed the lesser of: (i) $8,000,000.00 less the L/C Amount, or (ii) the Borrowing Base, less an amount equal to aggregate unreimbursed Line of Credit Advances plus the L/C Amount.

(b)
Additional Letter of Credit Documentation.  Prior to requesting issuance of a Letter of Credit, Company shall first execute and deliver to Wells Fargo a Standby Letter of Credit Agreement, an L/C Application, all in the standard form of Wells Fargo which shall not be revised unless changes are made to Wells Fargo's forms which apply to substantially all of their L/C customers, and any other documents that Wells Fargo may reasonably request, which shall govern the issuance of the Letter of Credit and Company's obligation to reimburse Wells Fargo for any related Letter of Credit draws (the "Obligation of Reimbursement").

(c)
Expiration.  No Letter of Credit shall be issued that has an expiry date that is later than one (1) year from the date of issuance, or the Maturity Date in effect on the date of issuance, whichever is earlier, unless otherwise mutually agreed.

(d)
Obligation of Reimbursement During Default Periods.  So long as there is not a then existing Event of Default or Default Period and so long as there is availability under the Borrowing Base, Wells Fargo shall make an Advance to pay any Obligation of Reimbursement.  If Company is unable, due to the existence of a Default Period or for any other reason, to obtain an Advance to pay any Obligation of Reimbursement, Company shall pay Wells Fargo on demand and in immediately available funds, the amount of the Obligation of Reimbursement together with interest, accrued from the date of presentment of the underlying draft until reimbursement in full at the Default Rate.  Wells Fargo is authorized, alternatively and in its sole discretion, to make an Advance in an amount sufficient to discharge the Obligation of Reimbursement and pay all accrued but unpaid interest and fees with respect to the Obligation of Reimbursement.

1.12.
Special Account.  If the Line of Credit is terminated for any reason while a Letter of Credit is outstanding, or if after prepayment of the Revolving Note the L/C Amount continues to exceed the Borrowing Base, then Company shall promptly pay Wells Fargo in immediately available funds for deposit to the Special Account, an amount equal, as the case may be, to either (a) the L/C Amount plus any anticipated fees and costs, or (b) the amount by which the L/C Amount exceeds the Borrowing Base.  If Company fails to pay these amounts promptly, then Wells Fargo may in its sole discretion make an Advance to pay these amounts and deposit the proceeds to the Special Account.  The Special Account shall be an interest bearing account maintained with Wells Fargo or any other financial institution acceptable to Wells Fargo.  Wells Fargo may in its sole discretion apply amounts on deposit in the Special Account to the Indebtedness.  Company may not withdraw amounts deposited to the Special Account until the Line of Credit has been terminated and all outstanding Letters of Credit have either been returned to Wells Fargo or have expired and the Indebtedness has been fully paid.

2.	SECURITY INTEREST AND OCCUPANCY OF COMPANY'S PREMISES

2.1.
Grant of Security Interest.  Company hereby pledges, assigns and grants to Wells Fargo, for the benefit of Wells Fargo and as agent for Wells Fargo Merchant Services, L.L.C., a Lien and security interest (collectively referred to as the "Security Interest") in the Collateral, as security for the payment and performance of all Indebtedness.  Following request by Wells Fargo, Company shall grant Wells Fargo, for the benefit of Wells Fargo and as agent for Wells Fargo Merchant Services, L.L.C., a Lien and security interest in all commercial tort claims that it may have against any Person.

2.2.
Notifying Account Debtors and Other Obligors; Collection of Collateral.  Wells Fargo may at any time (whether or not a Default Period then exists) deliver a Record giving an account debtor or other Person obligated to pay an Account, a General Intangible, or other amount due, notice that the Account, General Intangible, or other amount due has been assigned to Wells Fargo for security and must be paid directly to Wells Fargo.  Company shall join in giving such notice and shall Authenticate any Record giving such notice upon Wells Fargo's request.  After Company or Wells Fargo gives such notice, Wells Fargo may, but need not, in Wells Fargo's or in Company's name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, such Account, General Intangible, or other amount due, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any account debtor or other obligor.  Wells Fargo may, in Wells Fargo's name or in Company's name, as Company's agent and attorney-in-fact, notify the United States Postal Service to change the address for delivery of Company's mail to any address designated by Wells Fargo, otherwise intercept Company's mail, and receive, open and dispose of Company's mail, applying all Collateral as permitted under this Agreement and holding all other mail for Company's account and forwarding such mail or copies of all such mail to Company's last known address.

2.3.
Assignment of Insurance.  As additional security for the Indebtedness, Company hereby assigns to Wells Fargo and to Wells Fargo Merchant Services, L.L.C., all rights of Company under every policy of insurance covering the Collateral and all business records and other documents relating to it, and all monies (including without limitation all proceeds and refunds) that may be payable under any policy, subject to contractual rights of landlords, customers and vendors incurred in the ordinary course of business, and Company hereby directs the issuer of each policy to pay all such monies directly to Wells Fargo.  At any time, whether or not a Default Period then exists, Wells Fargo may (but need not), in Wells Fargo's or Company's name, execute and deliver proofs of claim, receive payment of proceeds and endorse checks and other instruments representing payment of the policy of insurance, and adjust, litigate, compromise or release claims against the issuer of any policy.  Any monies received under any insurance policy assigned to Wells Fargo, other than liability insurance policies, or received as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid to Wells Fargo and, as determined by Wells Fargo in its sole discretion, either be applied to prepayment of the Indebtedness or disbursed to Company under staged payment terms reasonably satisfactory to Wells Fargo for application to the cost of repairs, replacements, or restorations which shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed.

2.4.	Company's Premises

(a)
Wells Fargo's Right to Occupy Company's Premises.  Subject to the terms of any applicable leases or occupancy agreements and without exercising any optional renewal or extension of such agreements, Company hereby grants to Wells Fargo the right, at any time during a Default Period and without notice or consent, to take exclusive possession of all locations where Company conducts its business or has any rights of possession, including without limitation the locations described on Exhibit B (the "Premises"), until the earlier of (i) payment in full and discharge of all Indebtedness and termination of the Line of Credit, or (ii) final sale or disposition of all items constituting Collateral and delivery of those items to purchasers.

(b)
Wells Fargo's Use of Company's Premises.  During the then-existing term of any applicable lease or occupancy agreement, Wells Fargo may use the Premises to store, process, manufacture, sell, use, and liquidate or otherwise dispose of items that are Collateral, and for any other incidental purposes deemed appropriate by Wells Fargo in good faith so long as such use is allowed by the terms of any applicable lease or occupancy agreement or otherwise agreed to by the owner of the Premises.

(c)
Company's Obligation to Reimburse Wells Fargo.  Wells Fargo shall not be obligated to pay rent or other compensation for the possession or use of any Premises, but if Wells Fargo elects to pay rent or other compensation to the owner of any Premises in order to have access to the Premises, then Company shall promptly reimburse Wells Fargo all such amounts, as well as all taxes, fees, charges and other expenses at any time payable by Wells Fargo with respect to the Premises by reason of the execution, delivery, recordation, performance or enforcement of any terms of this Agreement.

2.5.
License.  Without limiting the generality of any other Security Document, Company hereby grants to Wells Fargo a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property Rights of Company for the purpose of: (a) completing the manufacture of any in-process materials during any Default Period so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by Company for its own manufacturing and subject to Company's reasonable exercise of quality control; and (b) selling, leasing or otherwise disposing of any or all Collateral during any Default Period.

2.6.	Financing Statements.

(a)
Authorization to File.  Company authorizes Wells Fargo to file financing statements describing Collateral to perfect Wells Fargo's Security Interest in the Collateral, and Wells Fargo may describe the Collateral as "all personal property" or "all assets" or describe specific items of Collateral including without limitation any commercial tort claims.  All financing statements filed before the date of this Agreement to perfect the Security Interest were authorized by Company and are hereby re-authorized.  Following the termination of the Line of Credit and payment of all Indebtedness, Wells Fargo shall, at Company's expense and within the time periods required under applicable law, release or terminate any filings or other agreements that perfect the Security Interest.

(b)
Termination.  Wells Fargo shall, at Company's expense, release or terminate any filings or other agreements that perfect the Security Interest, provided that there are no suits, actions, proceedings or claims pending or threatened against any Indemnitee under this Agreement with respect to any Indemnified Liabilities, upon Wells Fargo's receipt of the following, in form and content satisfactory to Wells Fargo: (i) cash payment in full of all Indebtedness and a completed performance by Company with respect to its other obligations under this Agreement, (ii) evidence that the commitment of Wells Fargo to make Advances under the Line of Credit or under any other facility with Company has been terminated, (iii) a release of all claims against Wells Fargo by Company relating to Wells Fargo's performance and obligations under the Loan Documents, and (iv) an agreement by Company, any Guarantor, and any new lender to Company to indemnify Wells Fargo for any payments received by Wells Fargo that are applied to the Indebtedness as a final payoff that may subsequently be returned or otherwise not paid for any reason.

2.7.	Setoff. Wells Fargo may at any time, in its sole discretion and without demand or notice to anyone, setoff any liability owed to Company by Wells Fargo against any Indebtedness, whether or not due.

2.8.
Collateral Related Matters.  This Agreement does not contemplate a sale of Accounts or chattel paper, and, as provided by law, Company is entitled to any surplus and shall remain liable for any deficiency.  Wells Fargo's duty of care with respect to Collateral in its possession (as imposed by law) will be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third Person, exercises reasonable care in the selection of the bailee or third Person, and Wells Fargo need not otherwise preserve, protect, insure or care for such Collateral.  Wells Fargo shall not be obligated to preserve rights Company may have against prior parties, to liquidate the Collateral at all or in any particular manner or order or apply the Proceeds of the Collateral in any particular order of application.  Wells Fargo has no obligation to clean-up or prepare Collateral for sale.  Company waives any right it may have to require Wells Fargo to pursue any third Person for any of the Indebtedness.

2.9.
Notices Regarding Disposition of Collateral.  If notice to Company of any intended disposition of Collateral or any other intended action is required by applicable law in a particular situation, such notice will be deemed commercially reasonable if given in the manner specified in Section 7.4 at least ten calendar days before the date of intended disposition or other action.

3.	CONDITIONS PRECEDENT

3.1.
Conditions Precedent to Initial Advance and Issuance of Initial Letter of Credit.  Wells Fargo's obligation to make the initial Advance or issue the first Letter of Credit shall be subject to the condition that Wells Fargo shall have received this Agreement and each of the Loan Documents, and any document, agreement, or other item described in or related to this Agreement, and all fees and information described in Exhibit C, executed and in form and content satisfactory to Wells Fargo.

3.2.
Additional Conditions Precedent to All Advances and Letters of Credit.  Wells Fargo's obligation to make any Advance (including the initial Advance) or issue any Letter of Credit shall be subject to the further additional conditions: (a) that the representations and warranties described in Exhibit D are correct on the date of the Advance or the issuance of the Letter of Credit, except to the extent that such representations and warranties relate solely to an earlier date; and (b) that no event has occurred and is continuing, or would result from the requested Advance or issuance of the Letter of Credit that would result in an Event of Default.

4.	REPRESENTATIONS AND WARRANTIES

To induce Wells Fargo to enter into this Agreement, Company makes the representations and warranties described in Exhibit D.  Any request for an Advance will be deemed a representation by Company that all representations and warranties described in Exhibit D are true, correct, and complete as of the time of the request, unless they relate exclusively to an earlier date. Company shall promptly deliver a Record notifying Wells Fargo of any change in circumstance that would affect the accuracy of any representation or warranty, unless the representation and warranty specifically relates to an earlier date.

5.	COVENANTS

So long as the Indebtedness remains unpaid, or the Line of Credit has not been terminated, Company shall comply with each of the following covenants, unless Wells Fargo shall consent otherwise in an Authenticated Record delivered to Company.

5.1.	Reporting Requirements. Company shall deliver to Wells Fargo the following information, compiled where applicable using GAAP consistently applied, in form and content acceptable to Wells Fargo:

(a)
Annual Financial Statements.  As soon as available and in any event within 120 days after Company's fiscal year end, Company's audited financial statements prepared by an independent certified public accountant acceptable to Wells Fargo, which shall include Company's balance sheet, income statement, and statement of retained earnings and cash flows prepared, if requested by Wells Fargo, on a consolidated and consolidating basis to include Company's Affiliates.  The annual financial statements shall be accompanied by the unqualified opinion of such accountant and a certificate (the "Compliance Certificate") in the form of Exhibit E that is signed by Company's chief financial officer.

Each Compliance Certificate that accompanies an annual financial statement shall also be accompanied by (i) copies of all management letters prepared by Company's accountants; and (ii) a report signed by the accountant stating that in making the investigations necessary to render the opinion, the accountant obtained no knowledge, except as specifically stated, of any Event of Default under the Agreement, and a detailed statement, including computations, demonstrating whether or not Company is in compliance with the financial covenants of this Agreement.

(b)
Monthly Financial Statements.  As soon as available and in any event within 30 days after the end of each month, except for the quarter-end fiscal month, which will be 45 days, a Company prepared balance sheet and income statement prepared for that month and for the year–to-date period then ended, prepared, if requested by Wells Fargo, on a consolidated and consolidating basis to include Company's Affiliates, and stating in comparative form the figures for the corresponding date and periods in the prior fiscal year, subject to year-end adjustments.  The financial statements shall be accompanied by a Compliance Certificate in the form of Exhibit E that is signed by Company's chief financial officer, except for the year-end fiscal month, which will be provided 75 days after year-end.

(c)
Collateral Reports.  No later than 15 days after each month end (or more frequently if Wells Fargo shall request it), detailed agings of Company's accounts receivable and accounts payable, a detailed inventory report, and a calculation of Company's Accounts, Eligible Accounts, Inventory and Eligible Inventory as of the end of that month or shorter time period requested by Wells Fargo.

(d)
Projections.  No later than 30 days prior to each fiscal year end, Company's uncertified projected balance sheet and income statement and statement of retained earnings and cash flows for each month of the next fiscal year.  No later than 90 days after each fiscal year, the Company shall provide said projections which shall be certified as accurate by Company's chief financial officer and accompanied by a statement of assumptions and supporting schedules and information.

(e)
Supplemental Reports.  Bi-weekly, or more frequently if Wells Fargo requests, Wells Fargo's standard form of "daily collateral report", together with receivables schedules, collection reports, and copies of invoices in excess of $500,000.00, shipment documents and delivery receipts for goods sold to account debtors in excess of $500,000.00.

(f)
Litigation.  No later than ten days after the earlier of (i) Actual Knowledge of a filing by any officer or lawyer in the Company's Legal Department, or (ii) service of process, a Record notifying Wells Fargo of any litigation or other proceeding before any court or governmental agency which seeks a monetary recovery against Company in excess of $250,000.00.

(g)
Intellectual Property.  (i) No later than 30 days before it acquires material Intellectual Property Rights, a Record notifying Wells Fargo of Company's intention to acquire such rights; (ii) except for transfers permitted under Section 5.17, no later than 30 days before it disposes of material Intellectual Property Rights, a Record notifying Wells Fargo of Company's intention to dispose of such rights, along with copies of all proposed documents and agreements concerning the disposal of such rights as requested by Wells Fargo; (iii) promptly upon any officer or lawyer in the Company's legal department having Actual Knowledge of the following, a Record notifying Wells Fargo of (A) any Infringement of Company's Intellectual Property Rights by any Person, (B) claims that Company is Infringing another Person's Intellectual Property Rights and (C) any threatened cancellation, termination or material limitation of Company's Intellectual Property Rights; and (iv) promptly upon receipt, copies of all registrations and filings with respect to Company's Intellectual Property Rights.

(h)
Defaults.  No later than ten days after any officer or lawyer in the Company's legal department acquires Actual Knowledge of the occurrence of any Event of Default, a Record notifying Wells Fargo of the Event of Default and the steps being taken by Company to cure the Event of Default.

(i)
Disputes.  Promptly upon any officer or lawyer in the Company's legal department having Actual Knowledge of the following, a Record notifying Wells Fargo of (i) any disputes or claims by Company's customers (exceeding $50,000.00 individually or $100,000.00 in the aggregate during any fiscal year); (ii) credit memos not previously reported in Section 5.1(e); and (iii) any goods returned to or recovered by Company outside of the ordinary course of business.

(j)	Changes in Officers and Directors. Promptly following occurrence, a Record notifying Wells Fargo of any change in the persons constituting Company's Officers and Directors.

(k)
Collateral.  Promptly upon any officer or lawyer in the Company's legal department having Actual Knowledge of the following, a Record notifying Wells Fargo of any loss of or material damage to any Collateral or of any substantial adverse change in any Collateral or the prospect of its payment.

(l)
Commercial Tort Claims.  Promptly upon any officer or person in the Company's legal department having Actual Knowledge of the following, a lawyer notifying Wells Fargo of any commercial tort claims brought by Company against any Person, including the name and address of each defendant, a summary of the facts, an estimate of Company's damages, copies of any complaint or demand letter submitted by Company, and such other information as Wells Fargo may request.

(m)	Reports to Owners. Promptly upon distribution, copies of all financial statements, reports and proxy statements which Company shall have sent to its Owners.

(n)
Tax Returns of Company.  No later than ten days after they are required to be filed, copies of Company's signed and dated state and federal income tax returns and all related schedules, and copies of any extension requests.

(o)
Tax Returns and Personal Financial Statements of Guarantor(s).  To the extent not consolidated with the Company, no later than April 30th of each year, or five days after they are required to be filed (including extensions), whichever is later, the current personal financial statement and signed and dated state and federal income tax returns and related schedules of each Guarantor, and copies of any extension requests.

(p)
Violations of Law.  No later than ten days after any officer or lawyer in the Company's legal department has Actual Knowledge of any violation, a Record notifying Wells Fargo of Company's violation of any law, rule or regulation, the non-compliance with which could materially and adversely affect the financial condition, properties or operations of Company.

(q)
Pension Plans.  (i) Promptly upon any officer or lawyer in the Company's legal department having Actual Knowledge, and in any event within 30 days of such Actual Knowledge that any Reportable Event with respect to any Pension Plan has occurred, a Record authenticated by Company's chief financial officer notifying Wells Fargo of the Reportable Event in detail and the actions which Company proposes to take to correct the deficiency, together with a copy of any related notice sent to the Pension Benefit Guaranty Corporation; (ii) promptly upon any officer or lawyer in the Company's legal department having Actual Knowledge of the following, and in any event within 10 days after Company fails to make a required quarterly Pension Plan contribution under Section 412(m) of the IRC, a Record authenticated by Company's chief financial officer notifying Wells Fargo of the failure in detail and the actions that Company will take to cure the failure, together with a copy of any related notice sent to the Pension Benefit Guaranty Corporation; and (iii) promptly upon any officer or lawyer in the Company's legal department having Actual Knowledge, and in any event within 10 days after such Actual Knowledge that the Company may be liable or may be reasonably expected to have liability for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan under Sections 4201 or 4243 of ERISA, a Record authenticated by Company's chief financial officer notifying Wells Fargo of the details of the event and the actions that Company proposes to take in response.

(r)
Other Reports.  From time to time, with reasonable promptness after Wells Fargo's written request, all customer lists, receivables schedules, inventory reports, collection reports, deposit records, equipment schedules, invoices to account debtors, shipment documents and delivery receipts for goods sold, and such other materials, reports, records or information as Wells Fargo may request.

5.2.
Financial Covenants.  Company agrees, for any fiscal quarter in which the excess availability under the Borrowing Base plus all of the Company's cash and cash equivalents on deposit with Wells Fargo is at any time less than $7,500,000.00 (which availability may be supplemented by draws upon the committed common stock equity facility dated October 1, 2009 and maintained with Commerce Court, not more than two times per year), to comply with the financial covenants described below, which shall be calculated using GAAP consistently applied, except as they may be otherwise modified by the following capitalized definitions.  Any of the foregoing notwithstanding, the Company shall have the right to draw on its equity facility at any time for any purpose other than that specifically limited by this Section 5.2.

(a)	Tangible Net Worth. The Company shall, during each period described below, maintain a Tangible Net Worth of not less than the amounts set forth below:

Quarter Ending	Minimum Required Tangible Net Worth
December 31, 2010	$82,000,000.00
March 31, 2011	$91,050,000.00
June 30, 2011	$97,600,000.00
September 30, 2011	$105,400,000.00
December 31, 2011	$114,700,000.00

(b)	EBITDA. The Company shall, during each period described below, achieve an EBITDA of not less than the amounts set forth below, as measured from the last day of the immediately preceding fiscal year.

Quarter Ending	Minimum Required EBITDA
December 31, 2010	$3,200,000.00
March 31, 2011	$7,200,000.00
June 30, 2011	$11,900,000.00
September 30, 2011	$17,200,000.00
December 31, 2011	$6,500,000.00

(c)
Capital Expenditures.  The Company shall not incur or contract to incur Capital Expenditures (whether unfinanced or not) of more than $10,000,000.00 in the aggregate during the Company's 2009 fiscal year.

(d)
New Covenants.  The Company and Wells Fargo shall agree on new financial covenants for Sections 5.2(a-c) by December 31 of each year.  Wells Fargo will propose new financial covenants within two (2) weeks of receipt of projections required pursuant to Section 5.1(d).

5.3.	Other Liens and Permitted Liens.

(a)
Other Liens; Permitted Liens.  Company shall not create, incur or suffer to exist any Lien upon any of its assets, now owned or later acquired, as security for any indebtedness, with the exception of the following (each a "Permitted Lien"; collectively, "Permitted Liens"): (i) In the case of real property, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with Company's business or operations as presently conducted; (ii) Liens in existence on the date of this Agreement that are described in Exhibit F and secure indebtedness for borrowed money permitted under Section 5.4; (iii) The Security Interest and Liens created by the Security Documents; and (iv) Purchase money Liens relating to the acquisition of Equipment not exceeding the lesser of cost or fair market value, not exceeding $500,000.00 for any one purchase or $1,000,000.00 in the aggregate during any fiscal year, and so long as no Default Period is then in existence and none would exist immediately after such acquisition.

(b)
Financing Statements.  Company shall not authorize the filing of any financing statement by any Person as Secured Party with respect to any of Company's assets, other than Wells Fargo, except for Permitted Liens.  Company shall not amend any financing statement filed by Wells Fargo as Secured Party except as permitted by law.

5.4.
Indebtedness.  Company shall not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or letters of credit issued on Company's behalf, or advances or any indebtedness for borrowed money of any kind, whether or not evidenced by an instrument, except: (a) Indebtedness described in this Agreement; (b) indebtedness of Company described in Exhibit F; and (c) indebtedness secured by Permitted Liens.

5.5.
Guaranties.  Company shall not assume, guarantee, endorse or otherwise become directly or contingently liable for the obligations of any Person, except: (a) the endorsement of negotiable instruments by Company for deposit or collection or similar transactions in the ordinary course of business; and (b) guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons in existence on the date of this Agreement and described in Exhibit F; and (c) unsecured guarantees for obligations of Subsidiaries, not to exceed $5,000,000.00 in the aggregate.

5.6.
Investments and Subsidiaries.  Company shall not make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any Person or Affiliate, including without limitation any partnership or joint venture, nor purchase or hold beneficially any stock or other securities or evidence of indebtedness of any Person or Affiliate, except:

(a)
Investments in direct obligations of the United States of America or any of its political subdivisions whose obligations constitute the full faith and credit obligations of the United States of America and have a maturity of one year or less, commercial paper issued by U.S. corporations rated "A-1" or "A-2" by Standard & Poor's Ratings Services or "P-1" or "P-2" by Moody's Investors Service or certificates of deposit or bankers' acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers' acceptances are fully insured by the Federal Deposit Insurance Corporation);

(b)	Travel advances or loans to Company's Officers and employees not exceeding at any one time an aggregate of $50,000.00; or $20,000.00 for any single advance or loan;

(c)	Prepaid rent not exceeding one month or security deposits; and

(d)	Current investments in those Subsidiaries in existence on the date of this Agreement which are identified on Exhibit D.

(e)	The joint venture to be created in accordance with Section 7.16 below.

(f)	Cash contributions to Subsidiaries and Affiliates (not to exceed $7,500,000.00 in the aggregate) so long as no default exists under Section 5.2 hereof.

5.7.
Dividends and Distributions.  Company shall not declare or pay any dividends (other than dividends payable solely in stock of Company) on any class of its stock, or make any payment on account of the purchase, redemption or retirement of any shares of its stock, or other securities or evidence of its indebtedness or make any distribution regarding its stock, either directly or indirectly.

5.8.
Salaries.  Company shall not pay excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation; or increase the salary, bonus, commissions, consultant fees or other compensation of any Director, Officer or consultant, or any member of their families, that would cause a breach of the Company's, or its Directors' or Officers' fiduciary duty to the Company's shareholders.

5.9.	Books and Records; Collateral Examination; Inspection and Appraisals.

(a)
Books and Records; Inspection.  Company shall keep complete and accurate books and records in accordance with GAAP with respect to the Collateral and Company's business and financial condition in accordance with GAAP and any other matters that Wells Fargo may request in accordance with GAAP. Company shall permit any employee, attorney, accountant or other agent of Wells Fargo to audit, review, make extracts from and copy any of its books and records at any time during ordinary business hours, and to discuss Company's affairs with any of its Directors, Officers, employees, Owners or agents.

(b)
Authorization to Company's Agents to Make Disclosures to Wells Fargo.  Company authorizes all accountants and other Persons acting as its agent to disclose and deliver to Wells Fargo's employees, accountants, attorneys and other Persons acting as its agent, at Company's expense, all financial information, books and records, work papers, management reports and other information in their possession regarding Company; provided, however, such authorization shall not include any waiver of attorney-client privilege or disclosure of attorney work product.

(c)
Collateral Exams and Inspections.  Company shall permit Wells Fargo's employees, accountants, attorneys or other Persons acting as its agent, to examine and inspect any Collateral or any other property of Company at any time during ordinary business hours.

(d)	Collateral Appraisals. Wells Fargo may also obtain, from time to time, at Company's expense, an appraisal of Company's Collateral, by an appraiser acceptable to Wells Fargo in its sole discretion.

5.10.	Account Verification; Payment of Permitted Liens.

(a)
Account Verification.  Wells Fargo or its agents may (i) contact account debtors and other obligors at any time to verify Company's Accounts; and (ii) require Company to send requests for verification of Accounts or send notices of assignment of Accounts to account debtors and other obligors.

(b)	Covenant to Pay Permitted Liens. Company shall pay when due each account payable due to any Person holding a Permitted Lien (as a result of such payable) on any Collateral.

5.11.	Compliance with Laws.

(a)
General Compliance with Applicable Law; Use of Collateral.  Company shall (i) comply, and cause each Subsidiary to comply, with the requirements of applicable laws and regulations, the non-compliance with which would materially and adversely affect its business or its financial condition and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.

(b)
Compliance with Federal Regulatory Laws.  Company shall (i) prohibit, and cause each Subsidiary to prohibit, any Person that is an Owner or Officer from being listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control ("OFAC"), the Department of the Treasury or included in any Executive Orders, (ii) not permit the proceeds of the Line of Credit or any other financial accommodation extended by Wells Fargo to be used in any way that violates any foreign asset control regulations of OFAC or other applicable law, (iii) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended from time to time, and (iv) otherwise comply with the USA Patriot Act and Wells Fargo's related policies and procedures.

(c)
Compliance with Environmental Laws.  Company shall (i) comply, and cause each Subsidiary to comply, with the requirements of applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by them, and (ii) not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any material liability or obligation under the common law of any jurisdiction or any Environmental Law.

5.12.
Payment of Taxes and Other Claims.  Company shall pay or discharge, when due, and cause each Subsidiary to pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including without limitation the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon any properties of Company, although Company shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.

5.13.	Maintenance of Collateral and Properties.

(a)
Company shall keep and maintain the Collateral and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts, although Company may discontinue the operation and maintenance of any properties if Company believes that such discontinuance is desirable to the conduct of its business and not disadvantageous in any material respect to Wells Fargo.  Company shall take all commercially reasonable steps necessary to protect and maintain its Intellectual Property Rights.

(b)
Company shall defend the Collateral against all Liens, claims and demands of all third Persons claiming any interest in the Collateral. Company shall keep all Collateral free and clear of all Liens except Permitted Liens. Company shall take all commercially reasonable steps necessary to prosecute any Person Infringing its Intellectual Property Rights and to defend itself against any Person accusing it of Infringing any Person's Intellectual Property Rights.

5.14.
Insurance.  Company shall at all times maintain insurance with insurers acceptable to Wells Fargo, in such amounts and on such terms (including deductibles) as Wells Fargo in its sole discretion may require and including, as applicable and without limitation, business interruption insurance (including force majeure coverage), hazard coverage on an "all risks" basis for all tangible Collateral, and theft and physical damage coverage for Collateral consisting of motor vehicles.  All insurance policies must contain an appropriate lender's interest endorsement or clause, and name Wells Fargo as an additional insured.  Company shall have 30 days to obtain any insurance policies which are required by Wells Fargo after the date hereof.

5.15.
Preservation of Existence.  Company shall preserve and maintain its existence and all of its rights, privileges and franchises necessary in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.

5.16.
Delivery of Instruments, etc.  Upon request by Wells Fargo, Company shall promptly deliver to Wells Fargo in pledge all instruments, documents and chattel paper constituting Collateral, endorsed or assigned by Company.

5.17.
Sale or Transfer of Assets; Suspension of Business Operations.  Company shall not sell, lease, assign, transfer or otherwise dispose of (a) the stock of any Subsidiary wholly owned by the Company, (b) all or a substantial part of its assets, or (c) any Collateral or any interest in Collateral (whether in one transaction or in a series of transactions) to any other Person other than the sale of Inventory in the ordinary course of business and shall not liquidate, dissolve or suspend business operations.  Company shall not transfer any part of its ownership interest in any Intellectual Property Rights, except as allowed pursuant to this Section 5.17, and shall not permit its rights as licensee of Licensed Intellectual Property to lapse, except that Company may transfer such rights or permit them to lapse if it has reasonably determined that such Intellectual Property Rights are no longer useful in its business.  If Company transfers any Intellectual Property Rights for value, Company shall pay the Proceeds to Wells Fargo for application to the Indebtedness.  Company shall not license any other Person to use any of Company's Intellectual Property Rights, except that Company may grant licenses in the ordinary course of its business.

5.18.
Consolidation and Merger; Asset Acquisitions.  Without the prior written consent of Wells Fargo, which consent shall not be unreasonably withheld, conditioned or delayed, Company shall not consolidate with or merge into any other entity, or permit any other entity to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets of any other entity.

5.19.
Sale and Leaseback.  Without the prior written consent of Wells Fargo, which consent shall not be unreasonably withheld, conditioned or delayed, Company shall not enter into any arrangement, directly or indirectly, with any other Person pursuant to which Company shall sell or transfer any real or personal property, whether owned now or acquired in the future, and then rent or lease all or part of such property or any other property which Company intends to use for substantially the same purpose or purposes as the property being sold or transferred.

5.20.
Restrictions on Nature of Business.  Without the prior written consent of Wells Fargo, which consent shall not be unreasonably withheld, conditioned or delayed, Company will not engage in any line of business materially different from that presently engaged in by Company, and will not purchase, lease or otherwise acquire assets not related to its business.

5.21.
Accounting.  Company will not adopt any material change in accounting principles except as required by GAAP, consistently applied.  Without the prior written consent of Wells Fargo, which consent shall not be unreasonably withheld, conditioned or delayed, Company will not change its fiscal year.

5.22.
Discounts, etc.  After notice from Wells Fargo during the existence of a Default Period, Company will not grant any discount, credit or allowance to any customer of Company or accept any return of goods sold.  Company will not at any time modify, amend, subordinate, cancel or terminate any Account.

5.23.
Pension Plans.  Except as disclosed to Wells Fargo in a Record prior to the date of this Agreement, neither Company nor any ERISA Affiliate will (a) adopt, create, assume or become party to any Pension Plan, (b) become obligated to contribute to any Multiemployer Plan, (c) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (d) amend any Plan in a manner that would materially increase its funding obligations.

5.24.
Place of Business; Name.  Company will not transfer its chief executive office or principal place of business, or move, relocate, close or sell any business Premises.  Company will not permit any tangible Collateral or any records relating to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest.  Company will not change its name or jurisdiction of organization.

5.25.	Constituent Documents; S Corporation Status. Without prior notice to Wells Fargo, Company will not materially amend its Constituent Documents. Company will not become an S Corporation.

5.26.
Performance by Wells Fargo.  If Company fails to perform or observe any of its obligations under this Agreement at any time, Wells Fargo may, but need not, perform or observe them on behalf of Company and may, but need not, take any other actions which Wells Fargo may reasonably deem necessary to cure or correct this failure; and Company shall pay Wells Fargo upon demand the amount of all costs and expenses (including reasonable attorneys' fees and legal expense) incurred by Wells Fargo in performing these obligations, together with interest on these amounts at the Default Rate.

5.27.
Wells Fargo Appointed as Company's Attorney in Fact.  To facilitate Wells Fargo's performance or observance of Company's obligations under this Agreement, Company hereby irrevocably appoints Wells Fargo and Wells Fargo's agents, as Company's attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) to create, prepare, complete, execute, deliver, endorse or file on behalf of Company any instruments, documents, assignments, security agreements, financing statements, applications for insurance and any other agreements or any Record required to be obtained, executed, delivered or endorsed by Company in accordance with the terms of this Agreement.

6.	EVENTS OF DEFAULT AND REMEDIES

6.1.	Events of Default. An "Event of Default" means any of the following:

(a)	Company fails to pay the amount of any Indebtedness on the date that it becomes due and payable;

(b)
Company fails to observe or perform any covenant or agreement of Company set forth in this Agreement (other than in Section 5.1(a-g), 5.1(i) and with respect to a non-consensual, non-tax, junior lien existing in violation of Section 5.3), or in any of the Loan Documents, or in any other document or agreement described in or related to this Agreement or to any Indebtedness, or any covenant in Section 5.2 becomes inapplicable due to the lapse of time, and Company and Wells Fargo fail to come to an agreement, acceptable to Wells Fargo in its sole discretion, to amend the covenant to apply to future periods;

(c)
An Overadvance arises in any manner or on terms not otherwise approved of in advance by Wells Fargo in a Record that it has Authenticated or approved pursuant to this Agreement and repayment of the Overadvance does not occur in accordance with the terms of the Loan Documents;

(d)
An event of default or termination event (however defined) occurs under any rate hedge agreement, derivative, foreign exchange, or similar transaction or arrangement entered into between Company and Wells Fargo;

(e)	A change of Control shall occur;

(f)
Company or any Guarantor becomes insolvent or admits in a Record an inability to pay debts as they mature, or Company or any Guarantor makes an assignment for the benefit of creditors; or Company or any Guarantor applies for or consents to the appointment of any receiver, trustee, or similar officer for the benefit of Company or any Guarantor, or for any of their properties; or any receiver, trustee or similar officer is appointed without the application or consent of Company or such Guarantor; or any judgment, writ, warrant of attachment or execution or similar process is issued or levied against a substantial part of the property of Company or any Guarantor and not dismissed within sixty (60) days of filing;

(g)
Company or any Guarantor files a petition under any chapter of the United States Bankruptcy Code or under the laws of any other jurisdiction naming Company or such Guarantor as debtor; or any such petition is instituted against Company or any such Guarantor; or Company or any Guarantor institutes (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, debt arrangement, dissolution, liquidation or similar proceeding under the laws of any jurisdiction; or any such proceeding is instituted (by petition, application or otherwise) against Company or any such Guarantor.

(h)
Any representation or warranty made by Company in this Agreement or by any Guarantor in any Guaranty, or by Company (or any of its Officers) or any Guarantor in any agreement, certificate, instrument or financial statement or other statement delivered to Wells Fargo in connection with this Agreement or pursuant to such Guaranty is untrue or misleading in any material respect when delivered to Wells Fargo;

(i)
A final, non-appealable arbitration award, judgment, or decree or order for the payment of money in an amount in excess of $5,000,000.00 which is not insured or subject to indemnity, is entered against Company which is not stayed or appealed within the time provided by applicable law;

(j)
Company is in default with respect to any bond, debenture, note or other evidence of material indebtedness in excess of $1,000,000.00 issued by Company that is held by any third Person other than Wells Fargo, or under any instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any material lease or other contract, and the applicable grace period, if any, has expired, regardless of whether such default has been waived by the holder of such indebtedness;

(k)
Company liquidates, dissolves, terminates or suspends its business operations or otherwise fails to operate its business in the ordinary course, or except as allowed pursuant to the other terms of this Agreement (i) merges with another Person; or (ii) sells or attempts to sell all or substantially all of its assets;

(l)
Company fails to pay any indebtedness or obligation owed to Wells Fargo which is unrelated to the Line of Credit or this Agreement as it becomes due and payable, including all applicable notice and cure periods;

(m)
Any Guarantor repudiates or purports to revoke the Guarantor's Guaranty, or fails to perform any obligation under such Guaranty, or any individual Guarantor dies or becomes incapacitated, or any other Guarantor ceases to exist for any reason;

(n)
Company engages in any act prohibited by any Subordination Agreement, or makes any payment on Subordinated Indebtedness (as defined in the Subordination Agreement) that the Subordinated Creditor was not contractually entitled to receive;

(o)
Any event or circumstance occurs that Wells Fargo in good faith believes may impair the prospect of payment of all or part of the Indebtedness, or Company's ability to perform any of its material obligations under any of the Loan Documents, or any other document or agreement described in or related to this Agreement, or there occurs any material adverse change in the business or financial condition of Company, and the foregoing is not corrected within ten (10) days after written notice from Wells Fargo.

(p)
Any Director, Officer or Guarantor of Company is indicted for a felony offense under state or federal law and is not terminated within 20 days thereafter, or Company hires an Officer or appoints a Director who has been convicted of any such felony offense.

(q)
Any Reportable Event, which Wells Fargo in good faith believes to constitute sufficient grounds for termination of any Pension Plan or for the appointment of a trustee to administer any Pension Plan, has occurred and is continuing 30 days after Company gives Wells Fargo a Record notifying it of the Reportable Event; or a trustee is appointed by an appropriate court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation institutes proceedings to terminate or appoint a trustee to administer any Pension Plan; or Company or any ERISA Affiliate files for a distress termination of any Pension Plan under Title IV of ERISA; or Company or any ERISA Affiliate fails to make any quarterly Pension Plan contribution required under Section 412(m) of the IRC, which Wells Fargo in good faith believes may, either by itself or in combination with other failures, result in the imposition of a Lien on Company's assets in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which could reasonably be expected to result in a material liability by Company to the Multiemployer Plan under Title IV of ERISA.

(r)	Company fails to perform any covenant or agreement of Company set forth in Section 5.1(a) or 5.1(d) and said failure continues for 30 days after notice thereof is given to the Company by Wells Fargo.

(s)
Company fails to perform any covenant or agreement of Company set forth in Section 5.1(b), 5.1(f), 5.1(g) and 5.1(i) and said failure continues for 15 days after notice thereof is given to the Company by Wells Fargo.

(t)
Company fails to perform any covenant or agreement of Company set forth in Section 5.1(c) or 5.1(e) and said failure continues for 5 business days after notice thereof is given to the Company by Wells Fargo.

(u)	Company fails to cause any non-consensual, non-tax junior lien encumbering any of the Collateral to be released within 60 days of notice related thereto by Wells Fargo to Company.

(v)	The Company fails to provide a Landlord's Disclaimer and consent for its Albuquerque, New Mexico location within 60 days of the date hereof.

6.2.	Rights and Remedies. During any Default Period, Wells Fargo may in its discretion exercise any or all of the following rights and remedies:

(a)	Wells Fargo may terminate the Line of Credit and decline to make Advances, and terminate any services extended to Company under the Master Agreement for Treasury Management Services;

(b)
Wells Fargo may declare the Indebtedness to be immediately due and payable and accelerate payment of the Revolving Note, and all Indebtedness shall immediately become due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which Company hereby expressly waives;

(c)	Wells Fargo may, without notice to Company, apply any money owing by Wells Fargo to Company to payment of the Indebtedness;

(d)
Wells Fargo may exercise and enforce any rights and remedies available upon default to a secured party under the UCC, including the right to take possession of Collateral (without posting a bond or other form of security, which Company hereby waives), to proceed with or without judicial process (without a prior hearing or notice of hearing, which Company hereby waives) and to sell, lease or otherwise dispose of Collateral for cash or on credit (with or without giving warranties as to condition, fitness, merchantability or title to Collateral, and in the event of a credit sale, Indebtedness shall be reduced only to the extent that payments are actually received), and Company will upon Wells Fargo's demand assemble the Collateral and make it available to Wells Fargo at any place designated by Wells Fargo which is reasonably convenient to both parties;

(e)	Wells Fargo may exercise and enforce its rights and remedies under any of the Loan Documents and any other document or agreement described in or related to this Agreement;

(f)
Company will pay Wells Fargo upon demand in immediately available funds an amount equal to the Aggregate Face Amount plus any anticipated costs and fees for deposit to the Special Account pursuant to Section 1.12;

(g)
Wells Fargo may for any reason apply for the appointment of a receiver of the Collateral (to which appointment Company hereby consents) without the necessity of posting a bond or other form of security (which Company hereby waives); and

(h)	Wells Fargo may exercise any other rights and remedies available to it by law or agreement.

6.3.
Immediate Default and Acceleration.  Following the occurrence of an Event of Default described in Section 6.1(f) or (g), the Line of Credit shall immediately terminate and all of Company's Indebtedness shall immediately become due and payable without presentment, demand, protest or notice of any kind.

7.	MISCELLANEOUS

7.1.
No Waiver; Cumulative Remedies.  No delay or any single or partial exercise by Wells Fargo of any right, power or remedy under the Loan Documents, or under any other document or agreement described in or related to this Agreement, shall constitute a waiver of any other right, power or remedy under the Loan Documents or granted by Company to Wells Fargo under other agreements or documents that are unrelated to the Loan Documents.  No notice to or demand on Company in any circumstance shall entitle Company to any additional notice or demand in any other circumstances.  The remedies provided in the Loan Documents or in any other document or agreement described in or related to this Agreement are cumulative and not exclusive of any remedies provided by law.  Wells Fargo may comply with applicable law in connection with a disposition of Collateral, and such compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

7.2.
Amendment; Consents and Waivers; Authentication.  No amendment or modification of any Loan Documents, or any other document or agreement described in or related to this Agreement, or consent to or waiver of any Event of Default, or consent to or waiver of the application of any covenant or representation set forth in any of the Loan Documents, or any other document or agreement described in or related to this Agreement, or any release of Wells Fargo's Security Interest in any Collateral, shall be effective unless it has been agreed to by Wells Fargo and memorialized in a Record that: (a) specifically states that it is intended to amend or modify specific Loan Documents, or any other document or agreement described in or related to this Agreement, or waive any Event of Default or the application of any covenant or representation of any terms of specific Loan Documents, or any other document or agreement described in or related to this Agreement, or is intended to release Wells Fargo's Security Interest in specific Collateral; and (b) is Authenticated by the signature of an authorized employee of both parties, or by an authorized employee of Wells Fargo with respect to a consent or waiver.  The terms of an amendment, consent or waiver memorialized in any Record shall be effective only to the extent, and in the specific instance, and for the limited purpose to which Wells Fargo has agreed.

7.3.
Execution in Counterparts; Delivery of Counterparts.  This Agreement and all other Loan Documents, or any other document or agreement described in or related to this Agreement, and any amendment or modification to them may be Authenticated by the parties in any number of counterparts, each of which, once authenticated and delivered in accordance with the terms of this Section 7.3, will be deemed an original, and all such counterparts, taken together, shall constitute one and the same instrument.  Delivery by fax or by encrypted e-mail or e-mail file attachment of any counterpart to any Loan Document Authenticated by an authorized signature will be deemed the equivalent of the delivery of the original Authenticated instrument.  Company shall send the original Authenticated counterpart to Wells Fargo by first class U.S. mail or by overnight courier, but Company's failure to deliver a Record in this form shall not affect the validity, enforceability, and binding effect of this Agreement or the other Loan Documents, or any other document or agreement described in or related to this Agreement.

7.4.	Notices, Requests, and Communications; Confidentiality. Except as otherwise expressly provided in this Agreement:

(a)
Delivery of Notices, Requests and Communications.  Any notice, request, demand, or other communication by either party that is required under the Loan Documents, or any other document or agreement described in or related to this Agreement, to be in the form of a Record (but excluding any Record containing information Company must report to Wells Fargo under Section 5.1) may be delivered (i) in person, (ii) by first class U.S. mail, (iii) by overnight courier of national reputation, or (iv) by fax, or the Record may be sent as an Electronic Record and delivered (v) by an encrypted e-mail, or (vi) through Wells Fargo's Commercial Electronic Office® ("CEO®") portal or other secure electronic channel to which the parties have agreed.

(b)
Addresses for Delivery.  Delivery of any Record under this Section 7.4 shall be made to the appropriate address set forth on the last page of this Agreement (which either party may modify by a Record sent to the other party), or through Wells Fargo's CEO portal or other secure electronic channel to which the parties have agreed.

(c)
Date of Receipt.  Each Record sent pursuant to the terms of this Section 7.4 will be deemed to have been received on (i) the date of delivery if delivered in person, (ii) the date deposited in the mail if sent by mail, (iii) the date delivered to the courier if sent by overnight courier, (iv) the date of transmission if sent by fax, or (v) the date of transmission, if sent as an Electronic Record by electronic mail or through Wells Fargo's CEO portal or similar secure electronic channel to which the parties have agreed; except that any request for an Advance or any other notice, request, demand or other communication from Company required under Section 1, and any request for an accounting under Section 9-210 of the UCC, will not be deemed to have been received until actual receipt by Wells Fargo on a Business Day by an authorized employee of Wells Fargo.

(d)
Confidentiality of Unencrypted E-mail.  Company acknowledges that if it sends an Electronic Record to Wells Fargo without encryption by e-mail or as an e-mail file attachment, there is a risk that the Electronic Record may be received by unauthorized Persons, and that by so doing it will be deemed to have accepted this risk and the consequences of any such unauthorized disclosure.

7.5.	Company Information Reporting; Confidentiality. Except as otherwise expressly provided in this Agreement:

(a)
Delivery of Company Information Records.  Any information that Company is required to deliver under Section 5.1 in the form of a Record may be delivered to Wells Fargo (i) in person, or by (ii) first class U.S. mail, (iii) overnight courier of national reputation, or (iv) fax, or the Record may be sent as an Electronic Record (v) by encrypted e-mail, or (vi) through the file upload service of Wells Fargo's CEO portal or other secure electronic channel to which the parties have agreed.

(b)
Addresses for Delivery.  Delivery of any Record to Wells Fargo under this Section 7.5 shall be made to the appropriate address set forth on the last page of this Agreement (which Wells Fargo may modify by a Record sent to Company), or through Wells Fargo's CEO portal or other secure electronic channel to which the parties have agreed.

(c)
Date of Receipt.  Each Record sent pursuant to this Section will be deemed to have been received on (i) the date of delivery to an authorized employee of Wells Fargo, if delivered in person, or by U.S. mail, overnight courier, fax, or e-mail; or (ii) the date of transmission, if sent as an Electronic Record through Wells Fargo's CEO portal or similar secure electronic channel to which the parties have agreed.

(d)
Authentication of Company Information Records.  Company shall Authenticate any Record delivered (i) in person, or by U.S. mail, overnight courier, or fax, by the signature of the Officer or employee of Company who prepared the Record; (ii) as an Electronic Record sent via encrypted e-mail, by the signature of the Officer or employee of Company who prepared the Record by any file format signature that is acceptable to Wells Fargo, or by a separate certification signed and sent by fax; or (iii) as an Electronic Record via the file upload service of Wells Fargo's CEO portal or similar secure electronic channel to which the parties have agreed, through such credentialing process as Wells Fargo and Company may agree to under the CEO agreement.

(e)
Certification of Company Information Records.  Any Record (including without limitation any Electronic Record) Authenticated and delivered to Wells Fargo under this Section 7.5 will be deemed to have been certified as materially true, correct, and complete by Company and each Officer or employee of Company who prepared and Authenticated the Record on behalf of Company, and may be legally relied upon by Wells Fargo without regard to method of delivery or transmission.

(f)
Confidentiality of Company Information Records Sent by Unencrypted E-mail.  Company acknowledges that if it sends an Electronic Record to Wells Fargo without encryption by e-mail or as an e-mail file attachment, there is a risk that the Electronic Record may be received by unauthorized Persons, and that by so doing it will be deemed to have accepted this risk and the consequences of any such unauthorized disclosure.  Company acknowledges that it may deliver Electronic Records containing Company information to Wells Fargo by e-mail pursuant to any encryption tool acceptable to Wells Fargo and Company, or through Wells Fargo's CEO portal file upload service without risk of unauthorized disclosure.

7.6.
Further Documents.  Company will from time to time execute, deliver, endorse and authorize the filing of any instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements and other agreements that Wells Fargo may reasonably request in order to secure, protect, perfect or enforce the Security Interest or Wells Fargo's rights under the Loan Documents, or any other document or agreement described in or related to this Agreement (but any failure to request or assure that Company executes, delivers, endorses or authorizes the filing of any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents, or any other document or agreement described in or related to this Agreement, and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

7.7.
Costs and Expenses.  Company shall pay on demand all costs and expenses, including without limitation reasonable attorneys' fees, incurred by Wells Fargo in connection with the Indebtedness, this Agreement, the Loan Documents, or any other document or agreement described in or related to this Agreement, and the transactions contemplated by this Agreement, including without limitation all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, delivery, amendment, administration, performance, collection and enforcement of the Indebtedness and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest.

7.8.
Indemnity.  In addition to its obligation to pay Wells Fargo's expenses under the terms of this Agreement, Company shall indemnify, defend and hold harmless Wells Fargo, its parent Wells Fargo & Company, and any of its affiliates and successors, and all of their present and future Officers, Directors, employees, attorneys and agents (each an "Indemnitee") from and against any of the following (collectively, "Indemnified Liabilities"):

(a)
Any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents, or any other document or agreement described in or related to this Agreement or the making of the Advances;

(b)
Any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in Exhibit D proves to be incorrect in any respect or as a result of any violation of the covenants contained in Section 5.11; and

(c)
Any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including without limitation the reasonable fees and disbursements of counsel) in connection with this Agreement and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party to such proceedings, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances and the Loan Documents, or any other document or agreement described in or related to this Agreement, or the use or intended use of the proceeds of the Advances, with the exception of any Indemnified Liability caused by the gross negligence or willful misconduct of an Indemnitee.

If any investigative, judicial or administrative proceeding described in this Section is brought against any Indemnitee, upon the Indemnitee's request, Company, or counsel designated by Company and satisfactory to the Indemnitee, will resist and defend the action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at Company's sole cost and expense.  Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding.  If this agreement to indemnify is held to be unenforceable because it violates any law or public policy, Company shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities to the extent permissible under applicable law.  Company's obligations under this Section shall survive the termination of this Agreement and the discharge of Company's other obligations under this Agreement.

7.9.
Retention of Company's Records.  Wells Fargo shall have no obligation to maintain Electronic Records or retain any documents, schedules, invoices, agings, or other Records delivered to Wells Fargo by Company in connection with the Loan Documents, or any other document or agreement described in or related to this Agreement for more than 30 days after receipt by Wells Fargo.  If there is a special need to retain specific Records, Company must notify Wells Fargo of its need to retain or return such Records with particularity, which notice must be delivered to Wells Fargo in accordance with the terms of this Agreement at the time of the initial delivery of the Record to Wells Fargo.

7.10.
Binding Effect; Assignment; Complete Agreement.  The Loan Documents, or any other document or agreement described in or related to this Agreement, shall be binding upon and inure to the benefit of Company and Wells Fargo and their respective successors and assigns, except that Company shall not have the right to assign its rights under this Agreement or any interest in this Agreement without Wells Fargo's prior consent, which must be confirmed in a Record Authenticated by Wells Fargo. To the extent permitted by law, Company waives and will not assert against any assignee any claims, defenses or set-offs which Company could assert against Wells Fargo. This Agreement shall also bind all Persons who become a party to this Agreement as a borrower.  This Agreement, together with the Loan Documents, or any other document or agreement described in or related to this Agreement, comprises the complete and integrated agreement of the parties on the subject matter of this Agreement and supersedes all prior agreements, whether oral or evidenced in a Record.  To the extent that any provision of this Agreement contradicts other provisions of the Loan Documents other than this Agreement, or any other document or agreement described in or related to this Agreement, this Agreement shall control.

7.11.
Sharing of Information.  Subject to the provisions of Section 7.17 below, Wells Fargo may share any Confidential Information that it may have regarding Company and its Affiliates with its accountants, lawyers, and other advisors, and with each business unit and line of business within Wells Fargo and each direct and indirect subsidiary of Wells Fargo & Company.

7.12.
Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms of this Agreement.

7.13.	Headings. Section and subsection headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

7.14.
Definitional Terms and Rules of Interpretation.  All accounting terms not otherwise defined in this Agreement shall have the meanings given them in accordance with GAAP.  Unless the context clearly requires otherwise, the word "or" has the inclusive meaning represented by the phrase "and/or".  Reference to any agreement (including without limitation the Loan Documents), document or instrument means the agreement, document or instrument as amended or supplemented, subject to any restrictions on amendment contained therein (and, if applicable, in accordance with the terms of this Agreement and the other Loan Documents).  Unless otherwise specified, any reference to a statute or regulation means that statute or regulation as amended or supplemented from time to time, and any corresponding provisions of successor statutes or regulations.

7.15.
Governing Law; Jurisdiction, Venue; Waiver of Jury Trial.  The Loan Documents (other than real estate related documents, if any) shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Arizona.  The parties to this Agreement (a) consent to the personal jurisdiction of the state and federal courts located in the State of Arizona in connection with any controversy related to this Agreement; (b) waive any argument that venue in any such forum is not convenient; (c) agree that any litigation initiated by Wells Fargo or Company in connection with this Agreement or the other Loan Documents may be venued in either the state or federal courts located in the City of Phoenix, County of Maricopa, State of Arizona; and (d) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

7.16.
Partial Release of Lien on Portions of Equipment.  So long as there is not a then existing Event of Default or Default Period, Wells Fargo agrees to release its lien on that portion of the Company’s Equipment that is described on Exhibit A-2 hereto (collectively the “Release Collateral”) upon 30 days prior written request of the Company.  Notwithstanding anything to the contrary, Wells Fargo shall not be required to release its lien on that portion of the Release Collateral that exceeds $4,000,000.00 in net book value (as determined by the Company's books and records) in the aggregate at the time of the requested release.  Wells Fargo’s obligation to release its lien on the Release Collateral is expressly conditioned upon the Company establishing a joint venture (upon terms acceptable to Wells Fargo in its sole discretion) and the Company contributing the Release Collateral to said joint venture as its sole equity capital contribution.

7.17.	Confidentiality.

(a)	Confidential Information will be used by Wells Fargo solely in connection with this Agreement.

(b)	Wells Fargo will keep Confidential Information confidential, and will not disclose any Confidential Information to any person or entity, except disclosures:

(i)	to federal and state bank examiners, and other regulatory officials having jurisdiction over Wells Fargo;

(ii)
to a) Wells Fargo's representatives (including, without limitation, all other banks and companies affiliated with Wells Fargo & Company, and their legal counsel, auditors, and other professional advisors retained by Wells Fargo or its affiliates who need to know the Confidential Information for purposes of the Credit Evaluation), and b) any rating agency of Wells Fargo, provided that each such individual or entity is informed of the confidential nature of the Confidential Information, and agrees to treat the Confidential Information as confidential in accordance with terms and conditions no less protective than as set forth in this Agreement;

(iii)	required by law or legal process in the opinion of Wells Fargo's representatives; or

(iv)	otherwise authorized in writing by Company.

(c)
In the event that Wells Fargo or any of its representatives is, in the opinion of Wells Fargo's counsel, required by applicable law to disclose any Confidential Information, then Wells Fargo, unless prohibited by law, will provide notice of the legal process to Company so that Company, at its sole option (but without obligation to do so), and at its sole expense, may attempt to seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.

(d)
Notwithstanding the provisions of Subsection (a) above, Confidential Information does not include information that (1) is or becomes generally available to the public other than as a result of an unauthorized disclosure by Wells Fargo or its representatives; (2) is or becomes available to Wells Fargo on a non-confidential basis by Company or any officer, employee, agent or representative of Company prior to its disclosure by Wells Fargo; (3) is or becomes available to Wells Fargo from a source not known to Wells Fargo to be under an obligation of confidentiality to Company; or (4) is independently developed by Wells Fargo without the use of the Confidential Information.

(e)
Upon Company's request, Wells Fargo will use commercially reasonable efforts to destroy all copies of the Confidential Information then in the possession of Wells Fargo or any of its Representatives, provided, however, that Wells Fargo may retain such copies as are required by applicable law or in accordance with its customary practices and procedures.  (Confidential Information so retained shall continue to be held as Confidential Information under the terms of this Agreement, regardless of the limitations of Section 7).

(f)
The parties agree that money damages would not be a sufficient remedy for any breach of this Agreement and that in addition to all other remedies, a party may seek specific performance, injunctive and/or other equitable relief as determined by a court of law including attorney fees and court costs for the prevailing party.

1352381.8  11/08/2010

COMPANY AND WELLS FARGO WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION AT LAW OR IN EQUITY OR IN ANY OTHER PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

EMCORE CORPORATION,                                                                           WELLS FARGO BANK,
a New Jersey corporation                                                                           NATIONAL ASSOCIATION

By: /s/ Hong Q. Hou, Ph.D.                                                                By: /s/ Joe Primack

Its: Chief Executive Officer                                                                Its: Authorized Signatory

COMPANY AND WELLS FARGO have executed this Agreement through their authorized officers as of the date set forth above.

WELLS FARGO BANK, NATIONAL ASSOCIATION By: /s/ Joe Primack Its Authorized Signatory	EMCORE CORPORATION, a New Jersey corporation By: /s/ Hong Q. Hou, Ph.D. Its Chief Executive Officer
Wells Fargo Bank, National Association 100 West Washington Street, 15th Floor MAC #S4101-158 Phoenix, Arizona 85003 Attention: Joe Primack e-mail: primacjs@wellsfargo.com
10420 Research Rd. SE
Albuquerque, New Mexico  87123
Fax:  505 332-5038
Attention:  Hong Hou / cc to Legal
e-mail:  hong_hou@emcore.com
Federal Employer Identification No.
22-2746503
Organizational Identification No.
0312741
SIC:  3674

1352381.8  11/08/2010

REVOLVING NOTE

$35,000,000.00 _____________, 2010

FOR VALUE RECEIVED, the undersigned, EMCORE CORPORATION, a New Jersey corporation (the "Company"), hereby promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Wells Fargo"), acting through its WELLS FARGO CAPITAL FINANCE operating division, on the Termination Date described in the Credit and Security Agreement of even date herewith (as amended from time to time, the "Agreement") and entered into between Wells Fargo and Company, at Wells Fargo's office at 100 West Washington Street, 15th Floor, MAC #S4101-158, Phoenix, Arizona  85003 or at any other place designated at any time by the holder, in lawful money of the United States of America and in immediately available funds, the principal sum of Thirty-Five Million Dollars ($35,000,000.00) or the aggregate unpaid principal amount of all Advances under the Line of Credit made by Wells Fargo to Company under the terms of the Agreement, together with interest on the principal amount computed on the basis of actual days elapsed in a 360-day year, from the date of this Revolving Note until this Revolving Note is fully paid at the rate from time to time in effect under the terms of the Agreement.  Principal and interest accruing on the unpaid principal balance amount of this Revolving Note shall be due and payable as provided in the Agreement.  This Revolving Note may be prepaid only in accordance with the Agreement.

This Revolving Note is the Revolving Note referred to in the Agreement, and is subject to the terms of the Agreement, which provides, among other things, for the acceleration of this Revolving Note.  This Revolving Note is secured, among other things, by the Agreement and the Security Documents as defined in the Agreement, and by any other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements that may subsequently be given for good and valuable consideration as security for this Revolving Note.

Company shall pay all costs of collection, including without limitation reasonable attorneys' fees and legal expenses, if this Revolving Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

EMCORE CORPORATION, a New Jersey corporation

By:
Name:
Its:  _______________________________

Exhibit A to Credit and Security Agreement

DEFINITIONS

"Account Funds" is defined in Section 1.6(a).

"Accounts" shall have the meaning given it under the UCC.

"Actual Knowledge" shall mean the conscious awareness of a person after a reasonable review of their files.

"Advance" and "Advances" means an advance or advances under the Line of Credit.

"Affiliate" or "Affiliates" means any Person controlled by, controlling or under common control with Company, including without limitation any Subsidiary of Company.  For purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

"Aggregate Face Amount" means the aggregate amount that may then be drawn under each outstanding Letter of Credit, assuming compliance with all conditions for drawing.

"Agreement" means this Credit and Security Agreement.

"Authenticated" means (a) to have signed; or (b) to have executed or to have otherwise adopted a symbol, or have encrypted or similarly processed a Record in whole or in part, with the present intent of the authenticating Person to identify the Person and adopt or accept a Record.

"Book Net Worth" means the aggregate of the Owners' equity in Company, determined in accordance with GAAP.

"Borrowing Base" is defined in Section 1.2(a).

"Borrowing Base Reserve" means, as of any date of determination, an amount or a percent of a specified category or item that Wells Fargo establishes in its sole discretion from time to time to reduce availability under the Borrowing Base (a) to reflect events, conditions, contingencies or risks which affect the assets, business or prospects of Company, or the Collateral or its value, or the enforceability, perfection or priority of Wells Fargo's Security Interest in the Collateral, as the term "Collateral" is defined in this Agreement, or (b) to reflect Wells Fargo's judgment that any collateral report or financial information relating to Company and furnished to Wells Fargo may be incomplete, inaccurate or misleading in any material respect.

"Business Day" means a day on which the Federal Reserve Bank of New York is open for business.

"Capital Expenditures" means for a period, any expenditure of money during such period for the lease, purchase or other acquisition of any capital asset, or for the lease of any other asset whether payable currently or in the future.

"CEO" is defined in Section 7.4(a).

"Change of Control" means the occurrence of any of the following events:  During any consecutive two-year period, individuals who at the beginning of such period constituted the board of Directors of Company (together with any new Directors whose election to such board of Directors, or whose nomination for election by the Owners of Company, was approved by a vote of two thirds of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of Directors of Company then in office.

"Collateral" means all of Company's Accounts, chattel paper and electronic chattel paper, deposit accounts, documents, Equipment, General Intangibles, goods, instruments, Inventory, Investment Property, letter-of-credit rights, letters of credit, all sums on deposit in any Collection Account, and any items in any Lockbox; together with (a) all substitutions and replacements for and products of such property; (b) in the case of all goods, all accessions; (c) all accessories, attachments, parts, Equipment and repairs now or subsequently attached or affixed to or used in connection with any goods; (d) all warehouse receipts, bills of lading and other documents of title that cover such goods now or in the future; (e) all collateral subject to the Lien of any of the Security Documents; (f) any money, or other assets of Company that come into the possession, custody, or control of Wells Fargo now or in the future; (g) Proceeds of any of the above Collateral; (h) books and records of Company, including without limitation all mail or e-mail addressed to Company; and (i) all of the above Collateral, whether now owned or existing or acquired now or in the future or in which Company has rights now or in the future.

"Collection Account" means "Collection Account" as defined in the Master Agreement for Treasury Management Services and related Lockbox and Collection Account Service Description or Collection Account Service Description, whichever is applicable.

"Compliance Certificate" is defined in Section 5.1(a) and is in the form of Exhibit E.

"Confidential Information" means all non-public, confidential or proprietary information of Company that is disclosed to Wells Fargo prior to or during the term of this Agreement by Company or any of its officers, employees, agents or representatives, and includes, without limitation, any trade secrets, research and development test results, marketing or business plans, strategies, forecasts, budgets, projections, customer and supplier information, and any other analyses, computations or studies prepared by or for Company.

"Constituent Documents" means with respect to any Person, as applicable, that Person's certificate of incorporation, articles of incorporation, by-laws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person's existence, organization or management or concerning disposition of ownership interests of such Person or voting rights among such Person's owners.

"Current Maturities of Long Term Debt" means, during a period beginning and ending on designated dates, the amount of Company's long-term debt and capitalized leases which become due during that period.

"Daily Three Month LIBOR" means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a three (3) month period. When interest is determined in relation to Daily Three Month LIBOR, each change in the interest rate shall become effective each Business Day that Wells Fargo determines that Daily Three Month LIBOR has changed.

"Debt" means of a Person as of a given date, all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet for such Person and shall also include the aggregate payments required to be made by such Person at any time under any lease that is considered a capitalized lease under GAAP.

"Debt Service Coverage Ratio" means (a) the sum of (i) Funds from Operations and (ii) Interest Expense minus (iii) Unfinanced Capital Expenditures divided by (b) the sum of (i) Current Maturities of Long Term Debt and (ii) Interest Expense.

"Default Period" is defined in Section 1.7(c).

"Default Rate" is defined in Section 1.7(c).

"Dilution" means, as of any date of determination, a percentage, based upon the prior six (6) months, which is the result of dividing (a) actual bad debt write-downs, discounts, advertising allowances, credits, and any other items with respect to the Accounts determined to be dilutive by Wells Fargo in its sole discretion during this period, by (b) Company's net sales during such period (excluding extraordinary items) plus the amount of clause (a).

"Director" means a director if Company is a corporation, or a governor or manager if Company is a limited liability company.

"EBITDA" means pretax earnings from operations (inclusive of non-cash stock option expenses), excluding extraordinary gains, but including extraordinary losses, before giving effect to Interest Expense, depreciation or amortization.

"Electronic Record" means a Record that is created, generated, sent, communicated, received, or stored by electronic means, but does not include any Record that is sent, communicated, or received by fax.

"Eligible Accounts" means all unpaid Accounts of Company arising from the sale or lease of goods or the performance of services, net of any credits, but excluding any Accounts having any of the following characteristics:

(a)	That portion of Accounts unpaid 90 days or more after the invoice date (assuming 30 day terms);

(b)
That portion of Accounts related to goods or services with respect to which Company has received notice of a claim or dispute, which are subject to a claim of offset or a contra account, or which reflect a reasonable reserve for warranty claims or returns;

(c)
That portion of Accounts not yet earned by the final delivery of goods or that portion of Accounts not yet earned by the final rendition of services by Company to the account debtor, including with respect to both goods and services, progress billings, and that portion of Accounts for which an invoice has not been sent to the applicable account debtor;

(d)
Accounts constituting (i) Proceeds of copyrightable material unless such copyrightable material shall have been registered with the United States Copyright Office, or (ii) Proceeds of patentable inventions unless such patentable inventions have been registered with the United States Patent and Trademark Office;

(e)
Accounts owed by any unit of government, whether foreign or domestic (except that there shall be included in Eligible Accounts that portion of Accounts owed by such units of government for which Company has provided evidence satisfactory to Wells Fargo that (i) Wells Fargo's Security Interest constitutes a perfected first priority Lien in such Accounts, and (ii) such Accounts may be enforced by Wells Fargo directly against such unit of government under all applicable laws);

(f)	Accounts denominated in any currency other than United States Dollars;

(g)	Accounts owed by an account debtor located outside the United States or Canada;

(h)	Accounts owed by an account debtor who is insolvent or is the subject of bankruptcy proceedings or who has gone out of business;

(i)	Accounts owed by an Owner, Subsidiary, Affiliate, Officer or employee of Company;

(j)	Accounts not subject to the Security Interest or which are subject to any Lien in favor of any Person other than Wells Fargo;

(k)	That portion of Accounts that has been restructured, extended, amended or modified;

(l)	That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;

(m)
Accounts owed by an account debtor (other than Motorola and Cisco), regardless of whether otherwise eligible, to the extent that the aggregate balance of such Accounts exceeds 15% of the aggregate amount of all Accounts;

(n)	Accounts owed by Motorola or Cisco, regardless of whether otherwise eligible, to the extent that the aggregate balance of such Accounts exceeds 25% of the aggregate amount of all Accounts;

(o)	COD or credit card sale Accounts;

(p)
Accounts owed by an account debtor, regardless of whether otherwise eligible, if 25% (which percentage may be raised to 50% by Wells Fargo in its sole discretion on a case-by-case basis) or more of the total amount of Accounts due from such debtor is ineligible under clauses (a), (b), or (k) above; and

(q)	Accounts, or portions of Accounts, otherwise deemed ineligible by Wells Fargo in its sole discretion.

"Eligible Foreign Account" means accounts which are not Eligible Accounts solely as a result of being owed by an account debtor located outside the United States or Canada and are (i) backed by a bank letter of credit naming Wells Fargo as beneficiary or assigned to Wells Fargo, in Wells Fargo's possession or control, and with respect to which a control agreement concerning the letter-of-credit rights is in effect, and acceptable to Wells Fargo in all respects, in its sole discretion, (ii) covered by a foreign receivables insurance policy acceptable to Wells Fargo in its sole discretion, or (iii) backed by an EX-IM Bank working capital guaranty acceptable to Wells Fargo in its sole discretion.

"Eligible Inventory" means all Inventory of Company, valued at the lower of cost or market in accordance with GAAP; but excluding Inventory having any of the following characteristics:

(a)
Inventory that is: in-transit; located at any warehouse, job site or other premises not approved by Wells Fargo in an Authenticated Record delivered to Company; not subject to a perfected first priority Lien in Wells Fargo's favor; subject to any Lien or encumbrance that is subordinate to Wells Fargo's first priority Lien; covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; on consignment from any consignor; or on consignment to any consignee or subject to any bailment unless the consignee or bailee has executed an agreement with Wells Fargo;

(b)	Supplies, packaging, maintenance, fabricated parts or sample Inventory, or customer supplied parts or Inventory;

(c)	Work-in-process Inventory;

(d)
Inventory that is damaged, contaminated, discontinued, rejected, defective, obsolete, slow moving or not currently saleable in the normal course of Company's operations, or the amount of such Inventory that has been reduced by shrinkage;

(e)	Inventory that Company has returned, has attempted to return, is in the process of returning or intends to return to the vendor of the Inventory;

(f)	Inventory that is perishable or live;

(g)
Inventory manufactured by Company pursuant to a license unless the applicable licensor has agreed in a Record that has been Authenticated by licensor to permit Wells Fargo to exercise its rights and remedies against such Inventory;

(h)	Inventory that is subject to a Lien in favor of any Person other than Wells Fargo;

(i)	Inventory stored at locations holding less than 10% of the aggregate value of Company's Inventory; and

(j)	Inventory otherwise deemed ineligible by Wells Fargo in its sole discretion.

"Environmental Law" means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.

"Equipment" shall have the meaning given it under the Uniform Commercial Code in effect in the state whose laws govern this Agreement which is located in the United States as of the date of this Agreement (whether thereafter moved or not) and any Equipment located in the United States which is acquired after the date hereof.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA Affiliate" means any trade or business (whether or not incorporated) that is a member of a group which includes Company and which is treated as a single employer under Section 414 of the IRC.

"Event of Default" is defined in Section 6.1.

"Floating Rate" is defined in Section 1.7(a).

"Floating Rate Advance" is defined in Section 1.3(a).

"Funds from Operations" means for a given period, the sum of (a) Net Income, (b) depreciation and amortization, (c) any increase (or decrease) in deferred income taxes, (d) any increase (or decrease) in lifo reserves, and (e) other non-cash items, each as determined for such period in accordance with GAAP.

"GAAP" means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements described on Exhibit D.

"General Intangibles" shall have the meaning given it under the UCC.

"Guarantors" means Corona Optical Systems, Inc., a Delaware corporation, Emcore Solar Arizona, Inc., a Delaware corporation, EMCORE IRB Company, LLC, a New Mexico limited liability company, Emcore Solar Power, Inc., a Delaware corporation, K2 Optronics, Inc., a Delaware corporation, Opticomm International Corp., a Delaware corporation, and any other Person now or in the future guaranteeing any Indebtedness through the issuance of a Guaranty.

"Guaranty" means an unconditional continuing guaranty executed by a Guarantor in favor of Wells Fargo (if more than one, the "Guaranties").

"Hazardous Substances" means pollutants, contaminants, hazardous substances, hazardous wastes, or petroleum, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.

"Indebtedness" is used in its most comprehensive sense and means any debts, obligations and liabilities of Company to Wells Fargo, whether incurred in the past, present or future, whether voluntary or involuntary, and however arising, and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and including without limitation all obligations arising under any rate hedge agreement, derivative, foreign exchange, deposit, treasury management or similar transaction or arrangement however described or defined that Company may enter into at any time with Wells Fargo or with Wells Fargo Merchant Services, L.L.C., whether or not Company may be liable individually or jointly with others, or whether recovery upon such Indebtedness may subsequently become unenforceable.

"Indemnified Liabilities" is defined in Section 7.8.

"Indemnitee" is defined in Section 7.8.

"Infringement" or "Infringing" when used with respect to Intellectual Property Rights means any infringement or other violation of Intellectual Property Rights.

"Intellectual Property Rights" means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including without limitation all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

"Interest Expense" means for a fiscal year-to-date period, Company's total gross interest expense during such period (excluding interest income), and shall in any event include (a) interest expensed (whether or not paid) on all Debt, (b) the amortization of debt discounts, (c) the amortization of all fees payable in connection with the incurrence of Debt to the extent included in interest expense, and (d) the portion of any capitalized lease obligation allocable to interest expense.

"Interest Payment Date" is defined in Section 1.9(a).

"Inventory" shall have the meaning given it under the UCC.

"Investment Property" shall have the meaning given it under the UCC.

"L/C Amount" means the sum of (a) the Aggregate Face Amount of any outstanding Letters of Credit, plus (b) the amount of each Obligation of Reimbursement that either remains unreimbursed or has not been paid through an Advance on the Line of Credit.

"L/C Application" means an application for the issuance of standby Letters of Credit pursuant to the terms of a Standby Letter of Credit Agreement in form acceptable to Wells Fargo.

"Letter of Credit" and "Letters of Credit" are each defined in Section 1.11(a).

"Licensed Intellectual Property" is defined in Exhibit D.

"LIBOR" means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8th of one percent (1%)) determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

(a)
"Base LIBOR" means the rate per annum for United States dollar deposits quoted by Wells Fargo for the purpose of calculating the effective Floating Rate for loans that reference Daily Three Month LIBOR as the Inter-Bank Market Offered Rate in effect from time to time for three (3) month delivery of funds in amounts approximately equal to the principal amount of such loans.  Company understands and agrees that Wells Fargo may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Wells Fargo in its discretion deems appropriate, including but not limited to the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(b)
"LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Wells Fargo for expected changes in such reserve percentage during the applicable term of the Revolving Note.

"Lien" means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including without limitation the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or subsequently acquired and whether arising by agreement or operation of law.

"Line of Credit" is defined in the Recitals.

"Loan Documents" means this Agreement, the Revolving Note, the Master Agreement for Treasury Management Services, each Guaranty, each Standby Letter of Credit Agreement, any L/C Applications, and the Security Documents, together with every other agreement, note, document, contract or instrument to which Company now or in the future may be a party and which may be required by Wells Fargo in connection with, or as a condition to, the execution of this Agreement.  Any documents or other agreements entered into between Company and Wells Fargo that relate to any rate hedge agreement, derivative, foreign exchange, or similar product or transaction, or which are entered into with an operating division of Wells Fargo other than Wells Fargo Capital Finance, shall not be included in this definition.

"Loan Manager" means the treasury management service defined in the Master Agreement for Treasury Management Services and related Loan Manager Service Description.

"Lockbox" means "Lockbox" as defined in the Master Agreement for Treasury Management Services and related Lockbox and Collection Account Service Description.

"Master Agreement for Treasury Management Services" means the Master Agreement for Treasury Management Services, the related Acceptance of Services, and the Service Description governing each treasury management service used by Company.

"Maturity Date" is defined in Section 1.1(b).

"Maximum Line Amount" is defined in Section 1.1(a).

"Minimum Interest Charge" is defined in Section 1.7(b).

"Multiemployer Plan" means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which Company or any ERISA Affiliate contributes or is obligated to contribute.

"Negative Pledge" means the Negative Pledge applicable to the real property located in Bernalillo County, New Mexico, executed by Company in favor of Wells Fargo.

"Net Cash Proceeds" means the cash proceeds of any asset sale (including cash proceeds received as deferred payments pursuant to a note, installment receivable or otherwise, but only upon actual receipt) net of (a) attorney, accountant, and investment banking fees, (b) brokerage commissions, (c) amounts required to be applied to the repayment of debt secured by a Lien not prohibited by this Agreement on the asset being sold, and (c) taxes paid or reasonably estimated to be payable as a result of such asset sale.

"Net Income" means fiscal year-to-date after-tax net income from continuing operations, including extraordinary losses but excluding extraordinary gains, all as determined in accordance with GAAP.

"Net Loss" means fiscal year-to-date after-tax net loss from continuing operations including extraordinary losses but excluding extraordinary gains, as determined in accordance with GAAP.

"Net Orderly Liquidation Value" means a professional opinion of the probable Net Cash Proceeds that could be realized at a properly advertised and professionally conducted liquidation sale, conducted under orderly sale conditions for an extended period of time (usually six to nine months), under the economic trends existing at the time of the appraisal.

"Obligation of Reimbursement" is defined in Section 1.11(b).

"OFAC" is defined in Section 5.11(b).

"Officer" means with respect to Company, an officer if Company is a corporation, a manager if Company is a limited liability company, or a partner if Company is a partnership.

"Operating Account" is defined in Section 1.3(a), and maintained in accordance with the terms of Wells Fargo's Commercial Account Agreement in effect for demand deposit accounts.

"Overadvance" means the amount, if any, by which the unpaid principal amount of the Revolving Note, plus the L/C Amount, is in excess of the then-existing Borrowing Base.

"Owned Intellectual Property" is defined in Exhibit D.

"Owner" means with respect to Company, each Person having legal or beneficial title to an ownership interest in Company or a right to acquire such an interest.

"Patent and Trademark Security Agreement" means each Patent and Trademark Security Agreement entered into between Company and Wells Fargo.

"Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of Company or any ERISA Affiliate and covered by Title IV of ERISA.

"Permitted Lien" and "Permitted Liens" are defined in Section 5.3(a).

"Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision of a governmental entity.

"Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of Company or any ERISA Affiliate.

"Premises" is defined in Section 2.4(a).

"Proceeds" shall have the meaning given it under the UCC.

"Record" means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form, and includes all information that is required to be reported by Company to Wells Fargo pursuant to Section 5.1.

"Reportable Event" means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.

"Revolving Note" is defined in Section 1.1(d).

"Security Documents" means this Agreement, the Negative Pledge, the Patent and Trademark Security Agreement(s), and any other document delivered to Wells Fargo from time to time to secure the Indebtedness.

"Security Interest" is defined in Section 2.1.

"Special Account" means a specified cash collateral account maintained with Wells Fargo or another financial institution acceptable to Wells Fargo in connection with each undrawn Letter of Credit issued by Wells Fargo, as more fully defined in Section 1.12.

"Standby Letter of Credit Agreement" means an agreement governing the issuance of standby letters of credit by Wells Fargo entered into between Company as applicant and Wells Fargo as issuer.

"Subordinated Creditor(s)" means any Person now or in the future subordinating indebtedness of Company held by that Person to the payment of the Indebtedness.

"Subordinated Debt" means indebtedness owed by Company that has been subordinated to Wells Fargo by a Subordinated Creditor pursuant to a Subordination Agreement.

"Subordination Agreement" means any subordination agreement executed by a Subordinated Creditor in favor of Wells Fargo (if more than one, the "Subordination Agreements").

"Subsidiary" means any Person of which more than 50% of the outstanding ownership interests having general voting power under ordinary circumstances to elect a majority of the board of directors or the equivalent of such Person, irrespective of whether or not at the time ownership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by Company, by Company and one or more other Subsidiaries, or by one or more other Subsidiaries.

"Tangible Net Worth" means Book Net Worth minus the value of goodwill, Intellectual Property Rights and other intangible assets.

"Termination Date" is defined in Section 1.1(b).

"UCC" means the Uniform Commercial Code in effect in the state designated in this Agreement as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion of this Agreement.

"Unfinanced Capital Expenditures" means for a period, any expenditure of money during such period for the purchase or construction of assets, or for improvements or additions to such assets, which are not financed with borrowed funds and are capitalized on Company's balance sheet.

"Unused Amount" is defined in Section 1.8(b).

"Wells Fargo" means Wells Fargo Bank, National Association in its broadest and most comprehensive sense as a legal entity, and is not limited in its meaning to the Wells Fargo Capital Finance operating division, or to any other operating division of Wells Fargo.

1352381.8  11/08/2010                                                                      F-